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                                                                    EXHIBIT 99.1


                                                        SILVER TRIANGLE BUILDING
                                        25505 WEST TWELVE MILE ROAD o SUITE 3000
                                                       SOUTHFIELD, MI 48034-8339
                                                                  (248) 353-2700
                                                        WWW.CREDITACCEPTANCE.COM

                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                         DATE:    MAY 2, 2005


                                INVESTOR RELATIONS:    DOUGLAS W. BUSK
                                                       TREASURER
                                                       (248) 353-2700 EXT. 4432
                                                       IR@CREDITACCEPTANCE.COM

                                     NASDAQ SYMBOL:    CACCE


   CREDIT ACCEPTANCE ANNOUNCES OPERATING RESULTS FOR THE FIRST QUARTER OF 2005

SOUTHFIELD, MICHIGAN - MAY 2, 2005 - CREDIT ACCEPTANCE CORPORATION (NASDAQ:
CACCE) Credit Acceptance Corporation (the "Company") announced certain operating results for the first quarter of 2005. Results for the first quarter ended March 31, 2005 compared to the same period in 2004 include the following:

     o    Loan origination dollar volume grew 3.9%

     o    Loan origination unit volume grew 8.4%

     o    The number of active dealer-partners grew 31.9%

     o    Loan origination unit volume per dealer-partner decreased 18.0%

LOAN ORIGINATIONS (1)

(Dollars in thousands)                                   THREE MONTHS ENDED
                                                               MARCH 31,
                                                   -------------------------------
                                                        2005              2004
                                                   -------------     -------------
Loan originations                                  $     310,938     $     299,296
Number of loans originated                                25,847            23,841
Number of active dealer-partners (2)                       1,112               843
Loans per active dealer-partner                             23.2              28.3
Average loan size                                  $        12.0     $        12.6


     (1) Loan origination information relates to the United States, the Company's only business segment that continues to originate new loans.

     (2) Active dealer-partners are dealer-partners who submitted at least one loan during the period.

The Company believes the decline in loans per dealer-partner is primarily the result of a more difficult competitive environment.



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PROFITABILITY OF NEW LOAN ORIGINATIONS

The expected profitability of new loan originations was impacted by the following:

     o Effective February 1, 2005 the monthly fee charged to dealer-partners for access to the Company's patented Credit Application Processing System ("CAPS") was increased from $499 to $599
     o Effective March 1, 2005 the Company increased advance rates by approximately 1.5%
     o Early in the first quarter the Company began offering a Guaranteed Asset Protection waiver and insurance product ("GAP"). GAP provides the consumer protection by covering the difference between the loan balance and the amount traditional insurance covers in the event the vehicle is totaled or stolen. The Company receives a commission for every GAP product sold by its dealer-partners.

The Company believes that the net impact of these three changes will result in loans originated in the first quarter producing approximately the same level of profitability as loans originated in 2004.

DEALER-PARTNER ENROLLMENTS

The number of active dealer-partners is a function of new dealer-partner enrollments and attrition. New dealer-partner enrollments are a function of the number of sales personnel ("Market Area Managers" or "MAM's") and their productivity. The following table summarizes the changes in active dealer-partners and MAM productivity for the three months ended March 31, 2005 and 2004:


                                                 THREE MONTHS ENDED
                                                       MARCH 31,
                                           --------------------------------
                                                2005 (1)      2004 (1)
                                           -------------      -------------
Balance, beginning of period                       1,028                763
New dealer-partner enrollments (2)                   137                120
Attrition (3)                                        (53)               (40)
                                           -------------      -------------
Balance, end of period                             1,112                843
                                           =============      =============

Average number of MAM's                               56                 42
New dealer-partner enrollments per MAM               2.4                2.9


     (1) Active dealer-partners are dealer-partners who submitted at least one loan during the period.

     (2) Excludes new dealer-partners that have enrolled in the Company's program, but have not submitted at least one loan during the period.

     (3) Dealer-partner attrition is measured according to the following formula: dealer-partners active during the prior period who become inactive in the current period less dealer-partners who were inactive during the prior period who become active in the current period.



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LOAN PORTFOLIO PERFORMANCE

The following information relates to the loan portfolio performance in the United States.

The following table compares the Company's forecast of collection rates for loans originated by year as of March 31, 2005 with the forecast as of December 31, 2004:


     LOAN
 ORIGINATION          MARCH 31, 2005            DECEMBER 31, 2004
     YEAR        FORECASTED COLLECTION %     FORECASTED COLLECTION %       VARIANCE
--------------- --------------------------- ---------------------------   -----------
     1992                 81.8%                       81.8%                     0.0%
     1993                 76.0%                       76.0%                     0.0%
     1994                 62.1%                       62.1%                     0.0%
     1995                 55.3%                       55.3%                     0.0%
     1996                 55.4%                       55.5%                    -0.1%
     1997                 58.5%                       58.6%                    -0.1%
     1998                 67.6%                       67.6%                     0.0%
     1999                 72.0%                       72.0%                     0.0%
     2000                 72.2%                       72.2%                     0.0%
     2001                 67.3%                       67.3%                     0.0%
     2002                 69.2%                       69.1%                     0.1%
     2003                 71.8%                       71.8%                     0.0%
     2004                 70.5%                       70.5%                     0.0%


During the quarter ended March 31, 2005, collection rates were consistent with the Company's expectations.

REVIEW OF LOAN ACCOUNTING POLICIES

On April 11, 2005, the Company issued a press release announcing a possible change in accounting methodology for its loan portfolio and the receipt of a Nasdaq Staff Determination Letter regarding the potential delisting of the Company's common stock due to the Company's inability to timely file its annual report on Form 10-K for the year ended December 31, 2004.

On April 26, 2005, the Company submitted a letter to the staff of the Office of the Chief Accountant of the U.S. Securities and Exchange Commission requesting guidance related to the accounting methodology the Company uses for its loan portfolio. The Company is seeking input from the SEC staff to determine if it can continue with the GAAP treatment it has followed since going public in 1992 or should adopt an alternative methodology as proposed by the Company's independent registered public accounting firm, Deloitte & Touche LLP.

The Company has been granted a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. The hearing has been set for May 5, 2005. The Qualifications Panel typically makes a decision within several weeks of the hearing.

The Company has three debt facilities that require the Company to timely file its annual report on Form 10-K for the year ended December 31, 2004. The Company has received waivers of this requirement on all three debt facilities through May 31, 2005. In the event the Company's Form 10-K has not been filed by this date, the Company intends to request additional extensions from its lenders. The Company intends to continue to provide its lenders with financial statements based on the Company's historical loan accounting policies and is confident that waivers providing the Company with sufficient time to complete its public filings will be received.



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CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

Certain statements in this release that are not historical facts, such as those using terms like "believes," "expects," "anticipates," "assumptions," "forecasts," "estimates" and those regarding the Company's future results, plans and objectives, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent the Company's outlook only as of the date of this release. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

     o the Company's potential inability to accurately forecast and estimate the amount and timing of future collections,

     o    the potential delisting of the Company's common stock,

     o    the Company's potential restating of prior years financial statements,

     o increased competition from traditional financing sources and from non-traditional lenders,

     o    the unavailability of funding at competitive rates of interest,

     o the Company's potential inability to continue to obtain third party financing on favorable terms,

     o the Company's potential inability to generate sufficient cash flow to service its debt and fund its future operations,

     o    adverse changes in applicable laws and regulations,

     o    adverse changes in economic conditions,

     o adverse changes in the automobile or finance industries or in the non-prime consumer finance market,

     o the Company's potential inability to maintain or increase the volume of automobile loans,

     o an increase in the amount or severity of litigation against the Company,

     o the loss of key management personnel or the inability to hire qualified personnel,

     o    the effect of terrorist attacks and potential attacks, and

     o various other factors discussed in the Company's reports filed with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company's results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.

DESCRIPTION OF CREDIT ACCEPTANCE CORPORATION

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit by selling vehicles to consumers who otherwise could not obtain financing, by repeat and referral sales generated by these same customers, and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one and are not provided the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ National Market under the symbol CACCE. For more information, visit www.creditacceptance.com.




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